Exhibit 4.3

GUARANTEE AGREEMENT

BY

EIDP, INC.

in favor of

THE HOLDERS,

VYLOR INC.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee for the Holders of the Notes Specified Below of

VYLOR INC.

$550,000,000 5.125% Senior Notes due 2031

$550,000,000 5.625% Senior Notes due 2036

August 31, 2026

GUARANTEE AGREEMENT, dated as of August 31, 2026 (as amended from time to time, this “Guarantee”), made by EIDP, Inc., a Delaware corporation (the “Guarantor”), in favor of (a) the Holders (as defined in the Indenture (as defined below)) of the following securities of Vylor Inc., a Delaware corporation (the “Issuer”): $550,000,000 aggregate principal amount of 5.125% Senior Notes due 2031 (the “2031 Notes”) and $550,000,000 aggregate principal amount of 5.625% Senior Notes due 2036 (the “2036 Notes” and, together with the 2031 Notes, the “Notes”), (b) the Issuer and (c) U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) under the Indenture.

WITNESSETH:

SECTION 1. Guarantee.

The Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to the Holders from time to time of the Notes the full and punctual payment of the principal of, premium, if any, and interest on each series of Notes, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, as well as all other obligations of the Issuer to the Holders and the Trustee under the Indenture (as defined below) or the Notes and any other amounts due and owing under the Indenture (the “Obligations”), according to the terms of the Notes and as set forth in the Indenture dated as of August 31, 2026 (the “Base Indenture”), between the Issuer and the Trustee, as supplemented by the first supplemental indenture thereto, dated as of August 31, 2026 (the “First Supplemental Indenture,” and the Base Indenture and the First Supplemental Indenture, as each may be amended, modified or otherwise supplemented from time to time after the date hereof with applicability to the Notes, collectively, the “Indenture”), between the Issuer and the Trustee, and the Notes, in each case subject to any applicable grace period or notice requirement or both. The guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection.

SECTION 2. Guarantee Absolute.

The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Trustee and the Holders of the Notes with respect thereto. The liability of the Guarantor under this Guarantee shall (subject to Section 3 hereof) be absolute and unconditional irrespective of:

(a) any invalidity, illegality or unenforceability of the Indenture, the Notes or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture; or

(c) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Issuer or a guarantor.

The obligation of the Guarantor to make any payment hereunder may be satisfied by causing the Issuer to make such payment. The Guarantor indemnifies the Trustee, jointly and severally with the Issuer to the same extent as the Issuer’s indemnity for the Trustee in Section 11.01 of the Indenture, which is incorporated herein as if fully set forth herein. Notwithstanding anything contained herein to the contrary, nothing shall be construed to impose upon the Guarantor any obligations greater than, in addition to, or other than, the obligations of the Issuer under the Indenture and the Notes.

SECTION 3. Termination of Guarantee.

(a) Subject to Section 3(b) hereof, this Guarantee shall terminate, and the obligations of the Guarantor under this Guarantee shall cease to exist, with respect to a particular series of Notes, upon payment in full of the Obligations, including with respect to the exercise by Vylor of any mandatory redemption provision, with respect to all of such series of Notes.

(b) Unless earlier terminated pursuant to Section 3(a) hereof, this Guarantee shall automatically and unconditionally terminate, and all obligations of the Guarantor under this Guarantee shall cease to exist, upon the distribution by Corteva, Inc., as the parent of the Guarantor, to its stockholders of all of the shares of common stock of the Issuer. Upon the satisfaction of the conditions in the immediately preceding sentence, this Guarantee shall be deemed terminated, without any action on the part of the Trustee or any Holder of the Notes; provided, however, that upon delivery by the Issuer or the Guarantor to the Trustee of an officer’s certificate and opinion of counsel to the effect that such conditions have been satisfied, the Trustee shall execute any documents reasonably requested by the Issuer or the Guarantor to evidence such termination.

(c) Notwithstanding anything to the contrary herein, including Sections 3(a) and 3(b) hereof, the Guarantor shall remain liable for any and all obligations with respect to a particular series of Notes that have become due and payable by the Guarantor pursuant to this Guarantee prior to the effective date of termination of this Guarantee with respect to such series of Notes.

SECTION 4. Waiver; Subrogation.

(a) The Guarantor hereby waives notice of acceptance of this Guarantee, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding filed first against the Issuer, protest or notice with respect to the Notes or the indebtedness evidenced thereby and all demands whatsoever.

(b) The Guarantor shall be subrogated to all rights of the Trustee or the Holders of any Notes against the Issuer in respect of any amounts paid to the Trustee or such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations shall have been paid in full to the Trustee and the Holders.

SECTION 5. No Waiver; Remedies.

No failure on the part of the Trustee or any Holder of any series of Notes to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6. Transfer of Interest.

This Guarantee shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by any Holder of Notes, the Trustee, and by their respective successors, transferees and assigns, pursuant to the terms hereof. This Guarantee shall not be deemed to create any right in, or to be in whole or in part for the benefit of any other person.

SECTION 7. Governing Law.

THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICT OF LAWS PROVISIONS THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

EACH OF THE GUARANTOR AND THE TRUSTEE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED THEREBY.

SECTION 8. No Recourse Against Others.

A director, officer, employee, stockholder, partner or other owner of the Guarantor, as such, shall not have any liability for any obligations of the Guarantor under this Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 9. Separability.

In case any provision in this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 10. Headings.

The section headings of this Guarantee have been inserted for convenience of reference only, are not to be considered a part of this Guarantee and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11. Notices, Etc., to the Guarantor.

Any request, demand, authorization, direction, notice, consent, waiver or act of Holders or other document provided or permitted by this Guarantee to be made upon, given or furnished to, or filed with, the Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Guarantor addressed to the address last furnished in writing to the Trustee by the Guarantor, or, if no such address has been furnished, to EIDP, Inc., 1000 N. West Street, Suite 900, Wilmington, Delaware 19801, Attention: Laurie Conslato, Vice President, Treasurer, email: laurie.conslato@corteva.com. Where this Guarantee provides for notice to the Trustee, such notice shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed by first-class mail, via facsimile, or by PDF attachment to electronic transmission to the Trustee at 333 Thornall St, Edison, NJ 08837, Attention: Global Corporate Trust – Vylor Administrator, email: mark.digiacomo@usbank.com.

Each party may, in its discretion, agree to accept notices and other communications delivered or furnished to it hereunder by electronic communication pursuant to procedures approved by them, respectively, provided that approval of such procedures may be limited to particular notices or communications. Any such notices and other communications furnished by electronic communication shall be in the form of attachments in .pdf format.

SECTION 12. Counterparts.

This Guarantee may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

The exchange of copies of this Guarantee and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Guarantee as to the parties hereto and may be used in lieu of the original Guarantee and signature pages for all purposes. Any signature to this Guarantee may be delivered by facsimile, electronic mail (including “.pdf” or “.tif”) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 (the “ESIGN Act”) or the New York Electronic Signature and Records Act or other transmission method shall be valid and effective as delivery of a manually executed counterpart thereof for all purposes to the fullest extent permitted by applicable law; provided that notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee. For the avoidance of doubt, the foregoing also applies to any amendment hereto. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Guarantee through electronic means and there are no restrictions for doing so in that party’s constitutive documents. Electronic signatures believed by the Trustee to comply with the ESIGN Act or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes. Each of the Guarantor and the Issuer agree to assume all risks arising out of the use of such electronic signatures and electronic methods to submit instructions and directions to the

Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 13. Trustee Disclaimer.

The Trustee makes no representation as to the validity, adequacy or sufficiency of this Guarantee. The recitals and statements herein are deemed to be those of the Guarantor and not the Trustee and the Trustee assumes no responsibility for the same and the Trustee does not make any representation with respect to such matters. The Trustee shall have all of the rights (including indemnification rights), powers, benefits, privileges, protections, indemnities, limitations on liability and immunities granted to the Trustee under the Indenture, all of which are incorporated herein mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

EIDP, Inc., as Guarantor

By:	/s/ Laurie A. Conslato
Name:	Laurie A. Conslato
Title:	Vice President and Treasurer

[Signature Page to the Guarantee Agreement]

Agreed and Accepted:

Vylor Inc., as Issuer

By:	/s/ Laurie A. Conslato
Name:	Laurie A. Conslato
Title:	Treasurer

[Signature Page to the Guarantee Agreement]

Agreed and Accepted:

US. Bank Trust Company, National Association, as Trustee

By:	/s/ Mark DiGiacomo
Name:	Mark DiGiacomo
Title:	Vice President

[Signature Page to the Guarantee Agreement]